NEWS RELEASE

The Hartford Announces Record Third Quarter Earnings
Increased quarterly common dividend per share by 15%

•Record third quarter 2025 net income available to common stockholders of $1.1 billion ($3.77 per diluted share) increased 41% from $761 million ($2.56 per diluted share) over the same period in 2024. Record core earnings* of $1.1 billion ($3.78 core earnings per diluted share*) increased 43% from $752 million ($2.53 core earnings per diluted share) over the same period in 2024.
•Net income ROE for the trailing 12 months of 20.3% and core earnings ROE* of 18.4%.
•Property & Casualty (P&C) written premiums increased by 7% in the third quarter of 2025, driven by Business Insurance premium growth of 9%.
•Business Insurance third quarter 2025 combined ratio of 88.8 and an underlying combined ratio* of 89.4.
•Personal Insurance third quarter 2025 combined ratio of 88.7 and an underlying combined ratio* of 90.0.
•P&C current accident year (CAY) catastrophe (CAT) losses in third quarter 2025 of $70 million, before tax, compared with $247 million, before tax in third quarter 2024.
•Employee Benefits third quarter net income margin of 8.1% and a core earnings margin* of 8.3%.
•Returned $547 million to stockholders in the third quarter, including $400 million of shares repurchased and $147 million in common stockholder dividends paid. Increased the quarterly common dividend per share by 15%, to $0.60, payable Jan. 5, 2026 to shareholders of record at the close of business on Dec. 1, 2025.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., Oct. 27, 2025 – The Hartford (NYSE: HIG) today announced financial results for the third quarter ended Sept. 30, 2025.

“The Hartford delivered outstanding third quarter results, generating record core earnings of $1.1 billion and a trailing 12-month core earnings ROE of 18.4 percent,” said The Hartford’s Chairman and CEO Christopher Swift. “These results highlight the strength of The Hartford’s franchise, effectiveness of our strategy and ability to deliver differentiated solutions for customers.”

The Hartford's Chief Financial Officer Beth Costello said, “Business Insurance delivered excellent top-line growth of 9 percent, with an underlying combined ratio of 89.4. Excluding workers’ compensation, pricing was 7.3 percent, and above the overall loss trend. Personal Insurance achieved 3.7 points of underlying combined ratio improvement, while Employee Benefits delivered an outstanding core earnings margin of 8.3 percent. Investment performance was strong, supported by a diversified portfolio and attractive new money yields."
Swift continued, “Building on our consistent track record of annual dividend increases, we are pleased to announce a 15 percent increase in the common quarterly dividend. As we enter the final quarter of 2025, our financial strength, disciplined execution, and investments to advance innovation continue to position The Hartford to deliver strong results. In a dynamic market, these advantages reinforce our competitive standing and ability to generate superior returns for shareholders."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Sep 30 2025	Sep 30 2024	Change
Net income available to common stockholders	$1,074	$761	41%
Net income available to common stockholders per diluted share[1]	$3.77	$2.56	47%

Core earnings	$1,077	$752	43%
Core earnings per diluted share	$3.78	$2.53	49%

Book value per diluted share	$63.86	$56.39	13%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$70.92	$63.17	12%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	20.3%	20.0%	0.3
Core earnings ROE[3], last 12-months	18.4%	17.4%	1.0
[1]Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3]Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

Third quarter 2025 net income available to common stockholders of $1.1 billion, or $3.77 per diluted share, improved from $761 million in third quarter 2024, primarily driven by lower P&C CAY CAT losses, higher net investment income, earned premium growth across P&C, more net favorable prior accident year development (PYD), and improvement in the Personal Insurance underlying loss and loss adjustment expense ratio*.
Third quarter 2025 core earnings of $1.1 billion, or $3.78 per diluted share, compared with $752 million of core earnings in third quarter 2024. Contributing to the results were:
•An increase in earnings generated by 9% growth in P&C earned premium.
•Business Insurance loss and loss adjustment expense ratio of 57.3 compared with 61.0 in third quarter 2024, including 3.7 points of lower CATs and 0.6 points of more favorable PYD. Underlying loss and loss adjustment expense ratio of 57.9 compared with 57.3 in third quarter 2024, largely due to a higher loss ratio in workers' compensation, as expected.
•Personal Insurance loss and loss adjustment expense ratio of 62.9 compared with 76.8 in third quarter 2024, including 7.1 points of lower CATs and 2.9 points of more favorable PYD. Underlying loss and loss adjustment expense ratio* of 64.2 improved 3.8 points from third quarter 2024, due to a lower loss ratio in both automobile and homeowners.
•Net favorable PYD in core earnings of $95 million, before tax, in 2025 compared with net favorable PYD of $24 million in core earnings in 2024. Net favorable PYD included in core earnings in third quarter 2025 was primarily driven by reserve reductions in workers’ compensation and personal automobile liability and physical damage.
•P&C CAY CAT losses of $70 million, before tax, in third quarter 2025, including $37 million of favorable prior quarter development, compared with CAY CAT losses of $247 million in third quarter 2024.
•The P&C expense ratio of 30.0 was relatively flat compared with 29.9 in third quarter 2024.

•Employee Benefits loss ratio of 70.1 was relatively flat compared with 70.2 in third quarter 2024, driven by improvement in the group life loss ratio, partially offset by an increase in the group disability loss ratio.
•The Employee Benefits expense ratio of 26.7 increased 1.4 points compared with 25.3 in third quarter 2024, largely due to higher staffing costs, increased investments in technology, and a higher commission ratio.
•Net investment income of $759 million, before tax, compared with $659 million in third quarter 2024, primarily driven by increased income from limited partnerships and other alternative investments (LPs)*, a higher level of invested assets, and reinvesting at higher interest rates, partially offset by a lower yield on variable-rate securities.

Sept. 30, 2025, book value per diluted share of $63.86 increased 15.9%, from $55.09 at Dec. 31, 2024, principally due to net income in excess of stockholder dividends through Sept. 30, 2025, partially offset by the dilutive effect of share repurchases.
Book value per diluted share (excluding AOCI) of $70.92 as of Sept. 30, 2025, increased 9.2%, from $64.95 at Dec. 31, 2024, as the impact from net income in excess of stockholder dividends through Sept. 30, 2025, was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the trailing 12-month period ending Sept. 30, 2025 was 20.3%, increasing 0.3 points from Sept. 30, 2024.
Core earnings ROE for the trailing 12-month period ending Sept. 30, 2025, was 18.4%, increasing 1.0 point from Sept. 30, 2024, due to higher average common stockholder's equity excluding AOCI, partially offset by higher trailing 12-month core earnings.

BUSINESS RESULTS:
Business Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2025	Sep 30 2024	Change
Net income	$710	$528	34%
Core earnings	$723	$534	35%
Written premiums	$3,573	$3,275	9%
Underwriting gain[1]	$397	$253	57%
Underlying underwriting gain[1]	$376	$372	1%

Losses and loss adjustment expense ratio	57.3	61.0	(3.7)
Expenses	31.1	30.9	0.2
Policyholder dividends	0.3	0.3	—
Combined ratio	88.8	92.2	(3.4)
Impact of catastrophes and PYD on combined ratio	0.6	(3.7)	4.3
Underlying combined ratio	89.4	88.6	0.8

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	57.9	57.3	0.6
Current accident year catastrophes	1.1	4.8	(3.7)
Favorable prior accident year development	(1.7)	(1.1)	(0.6)
Total Losses and loss adjustment expense ratio	57.3	61.0	(3.7)
[1]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Third quarter 2025 net income of $710 million compared with net income of $528 million in third quarter 2024, principally due to lower CAY CAT losses, higher net investment income, the impact of earned premium growth, and greater net favorable PYD, partially offset by a higher underlying loss and loss adjustment expense ratio. PYD includes an $8 million, before-tax, benefit due to the amortization of the deferred gain related to the Navigators ADC, compared with a $26 million before tax benefit in 2024.
Business Insurance core earnings of $723 million in third quarter 2025 compared with $534 million in third quarter 2024. Contributing to the results were:
•9% growth in earned premium.
•An underlying loss and loss adjustment expense ratio of 57.9 in third quarter 2025 compared with 57.3 in third quarter 2024 largely due to a higher loss ratio in workers' compensation, as expected.
•Net favorable PYD within core earnings of $52 million, before tax, in third quarter 2025, compared with $10 million of net favorable PYD within core earnings in third quarter 2024. The net favorable PYD in third quarter 2025 primarily includes reserve reductions in workers’ compensation.
•CAY CAT losses of $39 million, before tax, in third quarter 2025, including $30 million of favorable prior quarter development, down from CAY CAT losses of $155 million in third quarter 2024.
•Net investment income of $519 million, before tax, compared with $442 million in third quarter 2024.
Combined ratio of 88.8 compared with 92.2 in third quarter 2024, primarily due to a 3.7 point decrease in the loss and loss adjustment expense ratio, including 3.7 points of lower CATs and 0.6 points of more favorable PYD. Underlying combined ratio of 89.4 compared with 88.6 in third quarter 2024, primarily due to a 0.6 point increase in the underlying loss and loss adjustment expense ratio:
•Small Business combined ratio of 87.9 compared with 91.6 in third quarter 2024, including 5.1 points of lower CAY CATs and 0.9 points of less favorable PYD. Underlying combined ratio of 89.8 compared with 89.3 in third quarter 2024, primarily due to a higher loss ratio in workers' compensation.
•Middle & Large Business combined ratio of 90.8 compared with 97.0 in third quarter 2024, including a 3.9 point change from unfavorable to favorable PYD and 3.5 points of lower CAY CATs. Underlying combined ratio of 91.4 compared with 90.2 in third quarter 2024, primarily due to a higher loss ratio in workers' compensation.
•Global Specialty combined ratio of 86.9 compared with 87.4 in third quarter 2024, including 1.6 points of lower CAY CATs and 0.6 points of less favorable PYD. The combined ratio included 2.1 points of less favorable development due to the amortization of the deferred gain related to the Navigators ADC. Underlying combined ratio of 85.8 compared with 85.3 in third quarter 2024, primarily due to a higher expense ratio.
•The expense ratio of 31.1 increased from 30.9 in third quarter 2024, as the impact of earned premium leverage was more than offset by expected increases in marketing and technology costs and higher incentive compensation due to overall financial performance.
Third quarter 2025 written premiums of $3.6 billion were up 9% from third quarter 2024, with increases across the segment. Small Business and Middle & Large Business both delivered double-digit increases, driven in part by new business growth of 11% and 20%, respectively, and supported by strong renewal written pricing.

Personal Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2025	Sep 30 2024	Change
Net income	$139	$31	NM
Core earnings	$143	$33	NM
Written premiums	$987	$970	2%
Underwriting gain (loss)	$107	$(22)	NM
Underlying underwriting gain	$95	$56	70%

Losses and loss adjustment expense ratio	62.9	76.8	(13.9)
Expenses	25.8	25.6	0.2
Combined ratio	88.7	102.5	(13.8)
Impact of catastrophes and PYD on combined ratio	1.2	(8.8)	10.0
Underlying combined ratio	90.0	93.7	(3.7)

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	64.2	68.0	(3.8)
Current accident year catastrophes	3.3	10.4	(7.1)
Favorable prior accident year development	(4.5)	(1.6)	(2.9)
Total Losses and loss adjustment expense ratio	62.9	76.8	(13.9)
Net income of $139 million in third quarter 2025 compared with net income of $31 million in third quarter 2024, primarily due to lower CAY CAT losses, an improvement in the underlying loss and loss adjustment expense ratio, including the impact of higher earned premium, and more favorable PYD.

Personal Insurance core earnings of $143 million compared with core earnings of $33 million in third quarter 2024. Contributing to the results were:
•7% growth in earned premium largely driven by the impact of double-digit earned pricing increases.
•An underlying loss and loss adjustment expense ratio of 64.2 in third quarter 2025, which improved 3.8 points from 68.0 in third quarter 2024, primarily driven by the impact of earned pricing increases, partially offset by loss cost increases.
•$43 million, before tax, of favorable PYD in third quarter of 2025, compared with $14 million of favorable PYD in third quarter 2024. The net favorable PYD in third quarter 2025 primarily includes reserve reductions in automobile liability and physical damage.
•CAY CAT losses of $31 million, before tax, in third quarter 2025, including $7 million of favorable prior quarter development, down from $92 million of CAY CAT losses in third quarter 2024.
•Net investment income of $67 million, before tax, in third quarter 2025 compared with $58 million in third quarter 2024.
Combined ratio of 88.7 in third quarter 2025 compared with 102.5 in third quarter 2024, primarily due to a 13.9 point improvement in the loss and loss adjustment expense ratio, including 7.1 points of lower CAY CAT losses, a 3.8 point improvement in the underlying loss and loss adjustment expense ratio, and more favorable PYD of 2.9 points, partially offset by a higher expense ratio. Underlying combined ratio of 90.0 improved 3.7 points from 93.7 in third quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio in automobile and homeowners, partially offset by a 0.2 point increase in the expense ratio.
•Personal Automobile combined ratio of 92.5 improved 13.2 points from 105.7 in third quarter 2024. The underlying combined ratio of 97.9 improved 3.6 points from 101.5 in third quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends.
•Homeowners combined ratio of 81.2 compared with 94.7 in third quarter 2024, driven by 12.7 points of lower CAY CATs. The underlying combined ratio of 74.4 improved 1.0 points from 75.4 in third quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends.
•The expense ratio of 25.8 was relatively flat to 25.6 in third quarter 2024, including a higher commission ratio due to business mix.
Written premiums in third quarter 2025 were $987 million compared with $970 million in third quarter 2024, with:
•Renewal written price increases in automobile and homeowners of 11.3% and 12.6%, respectively.
•Effective policy count retention was relatively stable in automobile and homeowners due to strong but moderating renewal written price increases.

Employee Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2025	Sep 30 2024	Change
Net income	$144	$156	(8%)
Core earnings	$149	$154	(3%)
Fully insured ongoing premiums	$1,603	$1,600	0%
Loss ratio	70.1%	70.2%	(0.1)
Expense ratio	26.7%	25.3%	1.4
Net income margin	8.1%	8.8%	(0.7)
Core earnings margin	8.3%	8.7%	(0.4)
Net income of $144 million in third quarter 2025 compared with $156 million in third quarter 2024, primarily driven by an increase in the expense ratio, an increase in the group disability loss ratio, and greater net realized losses, partially offset by improvement in the group life loss ratio and higher net investment income. Core earnings of $149 million, compared with $154 million in third quarter 2024, with the change primarily reflecting the same drivers as net income, excluding the impact of net realized losses.
Fully insured ongoing premiums and fully insured ongoing sales were flat compared with third quarter 2024.
Loss ratio of 70.1 was relatively flat to 70.2 in third quarter 2024.
•Group life loss ratio of 74.2 improved 3.3 points due to lower mortality across both term and accidental life products.
•Group disability loss ratio of 70.6 increased 2.7 points as the prior year loss ratio included a 2.2 point benefit related to the long-term disability recovery rate assumption, as well as slightly higher current year long-term disability loss trends, as expected, partially offset by pricing increases earning in related to the paid family and medical leave products.
Expense ratio of 26.7 increased 1.4 points compared with 25.3 in third quarter 2024, primarily driven by higher staffing costs, including increased incentive compensation and benefits, increased investments in technology, and a higher commission ratio.
Net investment income of $136 million, before tax, compared with $119 million in third quarter 2024.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2025	Sep 30 2024	Change
Net income	$57	$54	6%
Core earnings	$53	$47	13%
Daily average Hartford Funds Assets Under Management (AUM)	$148,269	$137,888	8%
Mutual Funds and exchange-traded funds (ETF) net flows	$(25)	$(425)	94%
Total Hartford Funds AUM	$152,338	$142,439	7%
Third quarter 2025 net income of $57 million compared with $54 million in third quarter 2024, primarily due to an increase in fee income net of operating costs and other expenses driven by higher daily average Hartford Funds AUM, partially offset by lower net realized gains. Core earnings of $53 million compared with $47 million in third quarter 2024, with the change primarily reflecting the same drivers as net income, excluding the impact of net realized gains.

Daily average AUM of $148 billion in third quarter 2025 increased 8% from third quarter 2024.
Mutual fund and ETF net outflows totaled $25 million in third quarter 2025, compared with net outflows of $425 million in third quarter 2024.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2025	Sep 30 2024	Change
Net income (loss)	$18	$(12)	NM
Net income (loss) available to common stockholders	$12	$(18)	NM
Core loss	$(5)	$(26)	81%
Net investment income, before tax	$14	$17	(18%)
Interest expense and preferred dividends, before tax	$56	$55	2%
Net income available to common stockholders of $12 million in third quarter 2025 compared with a net loss available to common stockholders of $18 million in third quarter 2024, primarily driven by a higher net tax benefit, as well as greater net realized gains. Third quarter 2025 core loss of $5 million compared with a third quarter 2024 core loss of $26 million, with the change primarily reflecting a higher net tax benefit in the current quarter.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2025	Sep 30 2024	Change
Net investment income, before tax	$759	$659	15%
Annualized investment yield, before tax	4.8%	4.4%	0.4
Annualized investment yield, before tax, excluding LPs[1]	4.6%	4.5%	0.1
Annualized LP yield, before tax	6.7%	3.0%	3.7
Annualized investment yield, after tax	3.9%	3.5%	0.4
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Third quarter 2025 consolidated net investment income of $759 million compared with $659 million in third quarter 2024, primarily driven by increased income from LPs, a higher level of invested assets, and reinvesting at higher interest rates, partially offset by a lower yield on variable-rate securities.
Third quarter 2025 net investment income, excluding LPs*, of $668 million, before tax, compared to $622 million in third quarter 2024, a 7% increase, driven by a higher level of invested assets combined with an increase in annualized yield.
Third quarter 2025 included $91 million, before tax, of LP income as compared with $37 million in third quarter 2024, driven by higher returns on private equity and other funds. Annualized LP yield, before tax, of 6.7% compared with 3.0% in third quarter 2024.
Net realized losses of $12 million, before tax, in third quarter 2025 were relatively flat to $13 million, before tax, in third quarter 2024.
Total invested assets of $62.6 billion increased $3.4 billion from Dec. 31, 2024, primarily due to a net increase in book value and higher valuations on fixed maturities, driven by lower interest rates and tighter credit spreads.

CONFERENCE CALL
The Hartford will discuss its third quarter 2025 financial results on a webcast at 9:00 a.m. EDT on Tuesday, Oct. 28, 2025. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2025, and the third quarter 2025 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, employee benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Insurance Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

HIG-F

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Kate Jorens
860-547-7413     860-547-4066
michelle.loxton@thehartford.com     kate.jorens@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2025
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,540	$950	$—	$1,603	$—	$—	$6,093
Fee income	11	8	—	55	277	10	361
Net investment income	519	67	19	136	4	14	759
Net realized gains (losses)	(26)	(4)	—	(8)	5	21	(12)
Other revenue	—	25	—	—	—	6	31
Total revenues	4,044	1,046	19	1,786	286	51	7,232
Benefits, losses, and loss adjustment expenses	2,030	598	—	1,163	—	2	3,793
Amortization of DAC	559	72	—	8	—	—	639
Insurance operating costs and other expenses	558	201	3	425	214	13	1,414
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	3,154	872	3	1,606	214	65	5,914
Income (loss) before income taxes	890	174	16	180	72	(14)	1,318
Income tax expense (benefit)	180	35	4	36	15	(32)	238
Net income	710	139	12	144	57	18	1,080
Preferred stock dividends	—	—	—	—	—	6	6
Net income available to common stockholders	710	139	12	144	57	12	1,074
Adjustments to reconcile net income available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	23	5	—	8	(5)	(21)	10
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(8)	—	—	—	—	—	(8)
Income tax expense (benefit)	(4)	(1)	2	(3)	1	4	(1)
Core earnings (loss)	$723	$143	$14	$149	$53	$(5)	$1,077

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2024
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,249	$885	$—	$1,600	$—	$—	$5,734
Fee income	11	8	—	55	263	10	347
Net investment income	442	58	18	119	5	17	659
Net realized gains (losses)	(32)	(2)	—	—	7	14	(13)
Other revenue	1	22	—	—	—	1	24
Total revenues	3,671	971	18	1,774	275	42	6,751
Benefits, losses, and loss adjustment expenses	1,981	680	—	1,161	—	1	3,823
Amortization of DAC	512	65	—	8	—	—	585
Insurance operating costs and other expenses	509	186	7	401	208	12	1,323
Restructuring and other costs	—	—	—	—	—	1	1
Interest expense	—	—	—	—	—	49	49
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	3,009	932	7	1,580	208	63	5,799
Income (loss) before income taxes	662	39	11	194	67	(21)	952
Income tax expense (benefit)	134	8	1	38	13	(9)	185
Net income (loss)	528	31	10	156	54	(12)	767
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	528	31	10	156	54	(18)	761
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	31	2	—	(1)	(7)	(13)	12
Restructuring and other costs	—	—	—	—	—	1	1
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(26)	—	—	—	—	—	(26)
Income tax expense (benefit)	(1)	—	—	(1)	—	4	2
Core earnings (loss)	$534	$33	$10	$154	$47	$(26)	$752

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2025, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable U.S GAAP measure. A reconciliation of annualized investment yield to annualized investment yield excluding limited partnerships and other alternative investments for the quarterly periods ended September 30, 2025 and 2024 is provided in the table below.

	Three Months Ended
	Sept 30 2025	Sept 30 2024
Annualized investment yield	4.8%	4.4%
Adjustment for income from limited partnerships and other alternative investments	(0.2)%	0.1%
Annualized investment yield excluding limited partnerships and other alternative investments	4.6%	4.5%

Net investment income, excluding limited partnerships and other alternative investments-This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Employee Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Net investment income is the most directly comparable U.S. GAAP measure. A reconciliation of net investment income to net investment income excluding limited partnerships and other alternative investments for the quarterly periods ended September 30, 2025 and 2024 is provided in the table below.

	Three Months Ended
	Sept 30 2025	Sept 30 2024
Total net investment income	$759	$659
Adjustment for income from limited partnerships and other alternative investments	$(91)	$(37)
Net investment income excluding limited partnerships and other alternative investments	$668	$622

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Sept 30 2025	Dec 31 2024	Change
Book value per diluted share	$63.86	$55.09	15.9%
Per diluted share impact of AOCI	$7.06	$9.86	(28.4%)
Book value per diluted share (excluding AOCI)	$70.92	$64.95	9.2%

	As of
	Sept 30 2025	Sept 30 2024	Change
Book value per diluted share	$63.86	$56.39	13.2%
Per diluted share impact of AOCI	$7.06	$6.78	4.1%
Book value per diluted share (excluding AOCI)	$70.92	$63.17	12.3%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings (loss) for the quarterly periods ended September 30, 2025 and 2024, for individual reporting segments can be found in this news release under the heading "The Hartford Insurance Group, Inc. Consolidating Income Statements."
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Employee Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Employee Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Employee Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended September 30, 2025 and 2024, is set forth below.

	Three Months Ended
	Sept 30 2025	Sept 30 2024	Change
Net income margin	8.1%	8.8%	(0.7)
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains), before tax	0.4%	(0.1%)	0.5
Income tax benefit on items excluded from core earnings	(0.2)%	—%	(0.2)
Core earnings margin	8.3%	8.7%	(0.4)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the U.S. GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable U.S. GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended September 30, 2025 and 2024 is provided in the table below.

	Three Months Ended
	Sept 30 2025	Sept 30 2024	Change
Per Share Data
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$3.77	$2.56	47%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.04	0.04	—%
Integration and other non-recurring M&A costs, before tax	0.01	0.01	—%
Change in deferred gain on retroactive reinsurance, before tax	(0.03)	(0.09)	67%
Income tax expense (benefit) on items excluded from core earnings	(0.01)	0.01	NM
Core earnings per diluted share	$3.78	$2.53	49%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Three Months Ended
	Sept 30 2025	Sept 30 2024
Net income available to common stockholders ROE	20.3%	20.0%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	0.5%	0.4%
Integration and other non-recurring M&A costs, before tax	—%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	(0.3)%	0.7%
Income tax benefit on items not included in core earnings	—%	(0.2%)
Impact of AOCI, excluded from denominator of core earnings ROE	(2.1)%	(3.6%)
Core earnings ROE	18.4%	17.4%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable U.S. GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for "Business Insurance" and "Personal Insurance". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL BUSINESS

	Three Months Ended
	Sept 30 2025	Sept 30 2024	Change
Combined ratio	87.9	91.6	(3.7)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(1.3)	(6.4)	5.1
Prior accident year development	3.2	4.1	(0.9)
Underlying combined ratio	89.8	89.3	0.5

MIDDLE & LARGE BUSINESS

	Three Months Ended
	Sept 30 2025	Sept 30 2024	Change
Combined ratio	90.8	97.0	(6.2)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	—	(3.5)	3.5
Prior accident year development	0.6	(3.3)	3.9
Underlying combined ratio	91.4	90.2	1.2

GLOBAL SPECIALTY

	Three Months Ended
	Sept 30 2025	Sept 30 2024	Change
Combined ratio	86.9	87.4	(0.5)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(2.2)	(3.8)	1.6
Prior accident year development	1.1	1.7	(0.6)
Underlying combined ratio	85.8	85.3	0.5

PERSONAL AUTOMOBILE

	Three Months Ended
	Sept 30 2025	Sept 30 2024	Change
Combined ratio	92.5	105.7	(13.2)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.6)	(5.8)	5.2
Prior accident year development	6.0	1.6	4.4
Underlying combined ratio	97.9	101.5	(3.6)

HOMEOWNERS

	Three Months Ended
	Sept 30 2025	Sept 30 2024	Change
Combined ratio	81.2	94.7	(13.5)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(8.3)	(21.0)	12.7
Prior accident year development	1.6	1.7	(0.1)
Underlying combined ratio	74.4	75.4	(1.0)

Underwriting gain (loss) -This non-GAAP financial measure is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable U.S. GAAP measure. The Hartford's management evaluates profitability of the Business and Personal Insurance segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income (loss) to underwriting gain (loss) for the quarterly periods ended September 30, 2025 and 2024, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable U.S GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain for individual reporting segments for the quarterly periods ended September 30, 2025 and 2024, is set forth below.

BUSINESS INSURANCE

	Three Months Ended
	Sept 30 2025	Sept 30 2024
Net income	$710	$528
Adjustments to reconcile net income to underwriting gain:
Net investment income	(519)	(442)
Net realized losses	26	32
Other expense	—	1
Income tax expense	180	134
Underwriting gain	397	253
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	39	155
Prior accident year development	(60)	(36)
Underlying underwriting gain	$376	$372

PERSONAL INSURANCE

	Three Months Ended
	Sept 30 2025	Sept 30 2024
Net income	$139	$31
Adjustments to reconcile net income (loss) to underwriting loss:
Net investment income	(67)	(58)
Net realized losses	4	2
Net servicing and other (income) expense	(4)	(5)
Income tax expense	35	8
Underwriting gain (loss)	107	(22)
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain:
Current accident year catastrophes	31	92
Prior accident year development	(43)	(14)
Underlying underwriting gain	$95	$56

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure is the cost of non-catastrophe loss and loss adjustment expenses incurred in the current accident year divided by earned premiums. The loss and loss adjustment expense ratio is the most directly comparable U.S. GAAP measure. Management believes that the underlying loss and loss adjustment expense ratio is a performance measure that is useful to investors as it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development ("PYD"). A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended September 30, 2025 and 2024, is set forth below.

BUSINESS INSURANCE

	Three Months Ended
	Sep 30 2025	Sep 30 2024	Change
Loss and loss adjustment expense ratio	57.3	61.0	(3.7)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	0.6	(3.7)	4.3
Underlying loss and loss adjustment expense ratio	57.9	57.3	0.6

PERSONAL INSURANCE

	Three Months Ended
	Sep 30 2025	Sep 30 2024	Change
Loss and loss adjustment expense ratio	62.9	76.8	(13.9)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	1.2	(8.8)	10.0
Underlying loss and loss adjustment expense ratio	64.2	68.0	(3.8)

PERSONAL INSURANCE - AUTOMOBILE

	Three Months Ended
	Sep 30 2025	Sep 30 2024	Change
Loss and loss adjustment expense ratio	67.1	81.0	(13.9)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	5.3	(4.3)	9.6
Underlying loss and loss adjustment expense ratio	72.3	76.7	(4.4)

PERSONAL INSURANCE - HOMEOWNERS

	Three Months Ended
	Sep 30 2025	Sep 30 2024	Change
Loss and loss adjustment expense ratio	54.5	67.3	(12.8)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(6.7)	(19.3)	12.6
Underlying loss and loss adjustment expense ratio	47.8	48.1	(0.3)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Insurance Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2024 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber breach or other information security incident, technology failure or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.